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                                                                    Exhibit 4.40

                       FOCAL COMMUNICATIONS CORPORATION

                       2000 EMPLOYEE STOCK PURCHASE PLAN

                           Stock Purchase Agreement
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          I elect to participate in the Focal Communications Corporation
Employee Stock Purchase Plan (the "Plan") beginning with the Purchase Period specified in my attached Subscription and Authorization Form, and I accordingly subscribe to purchase shares of common stock of Focal Communications Corporation ("Common Stock") in accordance with the provisions of this Agreement and this Plan. I authorize payroll deductions from each of my paychecks during the Purchase Period in the dollar amount specified in my attached Subscription and Authorization Form.

          I understand that subsequent Purchase Periods will begin on the first business day of the fiscal quarter after the end of any Purchase Period for which I am a subscriber on such Purchase Date and that my participation will automatically remain in effect from Purchase Period to Purchase Period in accordance with my payroll deduction authorization, unless I withdraw from this Plan, change the rate of my payroll deduction, or my employment terminates. I understand that I may not participate in two Purchase Period at the same time.

          I understand that my payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each Purchase Period during which I participate in this Plan. The purchase price per share will be the lower of (i) 85% of the fair market value of one share of Common Stock on the first business day of the Purchase Period or (ii) 85% of the fair market value of one share of Common Stock on the last business day of the Purchase Period. The fair market value of one share of Common Stock on any day will be the closing price on that day on the Nasdaq National Market, or on the next regular business day on which shares of the Common Stock are traded in the event that no shares of the Common Stock have been traded on the relevant day.

          I understand that I can withdraw from this Plan at any time. The withdrawal will become effective on the first day of the next full payroll period after giving notice of my withdrawal. I may elect either to have the Company refund all of my payroll deductions for that Purchase Period or to have such payroll deductions applied to the purchase of Common Stock at the end of such Purchase Period (unless my withdrawal occurs within 15 days of the end of the Purchase Period, in which case I may not obtain a refund and my payroll deductions for that Purchase Period shall be applied to the purchase of Common Stock at the end of such Purchase Period). I understand that if I withdraw from this Plan, I may again elect to participate in this Plan

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commencing with the next Subscription Date by signing another Stock Purchase
Agreement and Subscription Agreement and Authorization Form. Upon my termination of employment for any reason, including death, or change to ineligible employee status, payroll deductions will automatically cease on my behalf and I, or my personal representative in the event of my death, may elect either to have the Company refund my payroll deductions for the Purchase Period in which such termination or change occurs or to have such payroll deductions applied to the purchase of Common Stock at the end of that Purchase Period. If I, or my personal representative in the event of my death, do not make such election, my payroll deductions will be returned to me or to my personal representative. I further understand that I may either increase or decrease my payroll deductions to become effective at the start of any subsequent Purchase Period.

          I understand that the Compensation Committee of the Board of Directors of Focal Communications Corporation (the "Committee") has the right, exercisable in its sole discretion and at any time, to terminate this Plan or, subject to certain restrictions, to amend this Plan. Should the Committee elect to terminate this Plan, I will have no further rights to purchase shares of Common Stock under this Agreement.

          I understand that this Plan sets forth restrictions (i) prohibiting me from using more than 10% of my compensation (as defined in this Plan) per Purchase Period toward the purchase of Common Stock, (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock per calendar year (determined on the date of grant of the purchase right) and (iii) prohibiting participation by 5% stockholders.

          I acknowledge that I have received a copy of the official Prospectus summarizing the operation of this Plan. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and this Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in this Plan.



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Signature of Employee          Printed Name                   Date